Exhibit 10.2
SECOND AMENDMENT TO LOAN AGREEMENT
(Domestic Revolving Line of Credit)

This Second Amendment to Loan Agreement (this “Amendment”) dated as of March 29, 2010 is between Bank of America, N.A. (the “Bank”) and GSE Systems, Inc., a Delaware corporation (“GSE”), and GSE Power Systems, Inc., a Delaware corporation (“Power”), as co-borrowers (GSE and Power are referred to individually and collectively as, the “Borrower”).

BACKGROUND

A.
The Borrower and the Bank entered into that certain Loan Agreement (Domestic Revolving Line of Credit) dated as of March 28, 2008, as amended by that certain First Amendment to Loan Agreement (Domestic Revolving Line of Credit) dated as of May 5, 2009 ( the “Original Loan Agreement”).

B.
The Borrower has requested that the Bank modify and renew the revolving line of credit established by the Original Loan Agreement, and the Bank has agreed to do so, upon the terms and conditions set forth in this Amendment.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual agreements contained herein, the parties hereby amend the Original Loan Agreement on the following terms and conditions:

SECTION 1.                      DEFINITIONS.  All capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Original Loan Agreement, unless the context specifically requires otherwise.

SECTION 2.                      AMENDMENTS TO ORIGINAL LOAN AGREEMENT.  The following amendments are hereby made to the Original Loan Agreement:

(A)           The following definitions in Section 1.1 of the Original Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Final Disbursement Date” means May 31, 2012, or, if such date is not a business day, the next succeeding banking day; provided, however, with respect to Letter of Credit Obligations outstanding on the Final Disbursement Date, the Final Disbursement Date with respect to an advance to fund a drawing under such letter of credit may be extended by written notice from the Bank to be the date of the advance, which in no event shall be later than the expiry date of such letter of credit.

(B)           Subsection (a) of Section 2.3 of the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           The Borrower will pay interest on the first (1st) day of each calendar month until payment in full of any principal outstanding under the Domestic Line.”

(C)           Subsection (b) of Section 2.5 of the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b)           Notwithstanding anything to the contrary in this Section 2.5, any letter of credit issued within the final 60 days of the Domestic Line Expiration Date shall expire no later than the Domestic Line Expiration Date unless otherwise agreed by the Bank.  Notwithstanding anything to the contrary in this Section 2.5, if, as of the Domestic Line Expiration Date, any letter of credit for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the Letter of Credit Obligations underlying, and any Disbursements to fund drawings under, such letter of credit.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Bank, for the benefit of the Bank, cash or deposit account balances pursuant to documentation in form and substance acceptable to the Bank in its sole and absolute discretion.  Cash collateral shall be maintained in a blocked, interest bearing deposit account at the Bank. The Borrower hereby grants to the Bank a security interest in all such deposit accounts and all balances therein and all proceeds thereof.  All interest on such cash collateral shall be paid to the Borrower upon the Borrower’s request, provided that such interest shall be first applied to any outstanding obligations of the Borrower to the Bank.”

(D)           Section 6.1 of the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

“6.1           Disbursements and Payments.

(a)           Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as described in this Agreement.

(b)           The Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)           Advances will be deposited in and repayments will be withdrawn from the Designated Account (defined below).

(d)           Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.”

(E)           Section 6.3 of the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

“6.3           Telephone and Telefax Authorization.

(a)           The Bank may honor telephone or telefax instructions for advances or repayments or for designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

(b)           The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.”

(F)           Section 6.4 is of the Original Loan Agreement hereby amended and restated in its entirety to read as follows:

“6.4           Direct Debit.

(a)           The Borrower agrees that on the date each payment of principal or interest or any fees from the Borrower under this Agreement becomes due the Bank will automatically debit such amounts from deposit account number 003927991969 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

(b)           For any payment under this Agreement made by debit to the Designated Account, the Borrower will maintain sufficient immediately available funds in the Designated Account to cover each debit.  If there are insufficient immediately available funds in the Designated Account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.”

(G)           Section 9.5 of the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.5           Debt Service Coverage Ratio.

To maintain, with respect to GSE on a consolidated basis, a Debt Service Coverage Ratio of at least 1.25:1.00.  For purposes of calculation of the Debt Service Coverage Ratio through and including the quarter ending September 30, 2010, the effects of the write-down associated with the Emirates Simulation Agency receivables and loan guarantee, as reflected in the audited financial statements of the Borrower for the year ended December 31, 2010 (which write-down is approximately $2.988 million in aggregate), shall be disregarded.

“Debt Service Coverage Ratio” means the ratio of Cash Flow to Debt Service. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

“Cash Flow” is defined as (a) net income, after income tax, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, amortization, (d) plus interest expense on all obligations, (e) plus non-cash charges related to foreign exchange, (f) minus dividends, withdrawals, and other distributions, and (g) minus any unfinanced capital expenditures.

“Debt Service” is defined as all regularly scheduled principal and interest payments, during the twelve-month period ending with the last day of the calculation period, on all indebtedness.”

(H)           Section 9.6 of the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.6           Funded Debt to EBITDA Ratio.

To maintain, with respect to GSE on a consolidated basis, a ratio of Funded Debt to EBITDA not exceeding 2.50:1.00.  For purposes of calculation of the Funded Debt to EBITDA ratio through and including the quarter ending September 30, 2010, the effects of the write-down associated with the Emirates Simulation Agency receivables and loan guarantee, as reflected in the audited financial statements of the Borrower for the year ended December 31, 2010 (which write-down is approximately $2.988 million in aggregate), shall be disregarded.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, and including the stated amount of any Letter of Credit (other than a Letter of Credit that is cash-secured) issued for the account of the Borrower or any reimbursement obligation owing by the Borrower with respect to any Letter of Credit (other than a Letter of Credit that is cash-secured).

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.”

(I)           A new Section 12.23 is hereby added to the Original Loan Agreement that reads as follows:

“12.23           Set-Off.

(a)           In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank.  The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)           The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law.  The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)           For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank.  “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.”

SECTION 3.                      CONDITIONS PRECEDENT.                                                      This Amendment shall become effective upon (a) the execution and delivery of (i) this Amendment by the Borrower and the Bank and (ii) a Ratification of Guaranty of even date herewith, by each of MSHI, Inc. and GSE Process Solutions, Inc. in favor of the Bank; (b) the Bank’s receipt from the Borrower of the reasonable fees and expenses of the Bank's counsel; and (c) all proceedings required to be taken by the Borrower in connection with the transactions contemplated by this Amendment having been taken in form and substance satisfactory to the Bank and its counsel, and the Bank having received all such counterpart originals of this Amendment executed by all parties listed on the signature page(s) and originals, certified or other copies of such other documents as the Bank may reasonably request.

SECTION 4.                      REAFFIRMATION.  Except as modified hereby, all of the terms, covenants and conditions of the Original Loan Agreement, are ratified, reaffirmed and confirmed and shall continue in full force and effect as therein written.  In addition, all representations and warranties made in the Original Loan Agreement are true and correct in all material respects as of the date hereof and are hereby reaffirmed.  Nothing hereunder is intended, or shall be construed, to be a novation or an accord and satisfaction of any other obligation or liability of the Borrower to the Bank.  The Borrower and any Guarantor do not now have, nor had at any prior time, any defenses (including, without limitation, the defense of usury), claims, counterclaims, cross-actions or equities or rights of rescission, setoff, abatement or diminution, with respect to the Original Loan Agreement or any other document executed in connection therewith, or the enforcement of Bank's rights thereunder, and the Borrower and any Guarantor further waive and release any and all such defenses, claims, counterclaims, cross-actions and equities, and rights of rescission, set-off, abatement and diminution with respect thereto.

SECTION 5.                      REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The Borrower represents and warrants to, and agrees with the Bank, that this Amendment (and any other document executed by the Borrower in connection with this Amendment) has been duly authorized by all necessary company action on the part of the Borrower, has been duly executed by a duly authorized officer (or officers) of the Borrower and constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with the terms hereof (and thereof).  The Borrower hereby certifies that the representations and warranties contained in the Original Loan Agreement continue to be true and correct and that no event of default and no event has occurred that with notice, lapse of time or both would become an event of default.   The Borrower further certifies that the financial statements supplied to the Bank truly and completely disclose the Borrower's financial condition as of the date of the statement, and there has been no material adverse change in the Borrower's financial condition except as disclosed in such financial statements.

SECTION 6.                      BINDING EFFECT.  This Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and their respective successors and assigns.

SECTION 7.                      COUNTERPARTS.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts.  Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

SECTION 8.                      AMENDMENT AND WAIVER.  No amendment of this Amendment, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in a writing and signed by the parties hereto.

SECTION 9.                      GOVERNING LAW.  This Amendment and the rights and obligations of the Borrower and the Bank shall be governed by and construed according to the laws of the State of Maryland without regard to conflicts of laws principles and the laws of the United States as the same may be applicable.

SECTION 10.                    SEVERABILITY.  Any provision of this Amendment that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that or any other jurisdiction, and to this end the provisions of this Amendment are declared to be severable.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers on the date first above written, intending to create an instrument executed under seal.

The “Bank”: BANK OF AMERICA, N.A. By: /s/ Kevin Mahon Kevin Mahon Senior Vice President	The “Borrower”: GSE SYSTEMS, INC. By: /s/ Jeffery G. Hough (Seal) Jeffery G. Hough Chief Financial Officer
GSE POWER SYSTEMS, INC. By: /s/ Jeffery G. Hough (Seal) Jeffery G. Hough Chief Financial Officer

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.